Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES FIRST QUARTER 2022 RESULTS

Delivered solid performance in the first quarter as scale, broad portfolio, global operating footprint, through-cycle capabilities and strong financial profile enabled year-over-year growth

Offshore Technology Conference (OTC) Spotlight on New Technology® Award

HOUSTON - May 5, 2022 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months ended March 31, 2022.

First Quarter 2022 Highlights

•

Revenue was $280 million compared to revenue of $296 million in the fourth quarter of 2021, a decrease of $16 million, or 5% driven by lower activity across the Europe and Sub Sahara Africa (ESSA) and Asia Pacific (APAC) segments, partially offset by higher activities in the North and Latin America (NLA) and Middle East and North Africa (MENA) segments.

•

Net loss for the first quarter of 2022 was $11 million, or $0.10 per diluted share, compared to a net loss of $91 million, or $0.84 per diluted share, for the fourth quarter of 2021. Adjusted net income for the first quarter of 2022, excluding certain items, was $1 million, or $0.01 income per diluted share, compared to adjusted net loss for the fourth quarter of 2021 of $4 million, or $0.03 loss per diluted share.

•

Adjusted EBITDA (a non-GAAP measure) was $37 million, a sequential decrease of $14 million, or 27%, driven by a combination of seasonally lower activity, mobilization costs incurred, and project start-up delays in regards to, the expansion of our subsea services offering during the current quarter, partially offset by lower corporate costs. Adjusted EBITDA margin for the first quarter of 2022 and fourth quarter of 2021 was 13% and 17%, respectively.

•	Net cash used in operating activities for the first quarter of 2022 was $(14) million compared to net cash provided by operating activities of $16 million for the fourth quarter of 2021. Adjusted cash flow from operations (a non-GAAP measure) for the first quarter of 2022 was $(1) million compared to $41 million for the fourth quarter of 2021, primarily reflecting a seasonal decline in operating results and an increase in net working capital.

Michael Jardon, Chief Executive Officer, noted, “Expro delivered solid operational performance and encouraging financial results in the first quarter as we continue to unlock the benefits of the recently completed merger while capitalizing on our increased scale, broad portfolio of services and solutions, global operating footprint, through-cycle capabilities and strong financial profile.

“Despite a dynamic operating environment, Expro executed on a number of corporate priorities during the first few months of 2022. This is testament to our team’s expertise and resilience, combined with our broad portfolio of technology solutions and ability to be flexible in adapting to our customers’ evolving needs.

“We achieved growth across North and Latin America and Middle East and North Africa, with notable growth in our well construction business and equipment sales related to well flow management, respectively. We also continue to realize the benefits of our investments to date to further develop our technology offerings, having recently completed a high temperature production profiling survey using our Distributed Fiber Optic Sensing (“DFOS”) technology following our recent acquisition of SolaSense, which we believe will significantly enhance Expro’s well data acquisition and analysis capabilities.

“Expro continues to support our customers’ energy transition goals through expanding our portfolio of carbon reduction solutions. In particular, we are seeing increasing potential in the geothermal market and have recently been awarded a geothermal well contracts in ESSA and APAC, thereby strengthening our position as an integrated services provider. This is a growing and increasingly important sector and key element of the energy services industry's journey toward a lower carbon future.

“Looking forward, we continue to see strengthening signals of a multi-year recovery as our customers seek to balance their energy security and sustainability priorities, and we expect demand for our services and solutions to increase throughout 2022 and beyond. In particular, operators are increasingly looking at short-cycle projects to boost production from existing assets and longer-cycle, new field development projects in order to increase production capacity and thereby improve the diversity and reliability of energy supply. Expro is uniquely positioned to serve our customers in the current market through our combined technology and know-how while prioritizing safety and service quality, enabling us to deliver maximum value to our customers, shareholders and other stakeholders.”

Notable Awards and Achievements

Expro recently published its inaugural Environmental, Social and Governance (“ESG”) report which provides transparency on the Company's performance and establishes Expro's near- and long-term ESG priorities. The 2021 ESG report outlines our vision for creating a more sustainable future. As a leading well expert and one of the most trusted partners in the energy industry, Expro is playing a key role in supporting a lower carbon world and a brighter future for our customers, employees and communities.

As a demonstration of Expro’s commitment to new technologies, during the first quarter, the company enhanced its well integrity offering with the acquisition of DFOS company SolaSense. Access to representative well data is key for making informed well performance and well integrity decisions. The SolaSense acquisition will allow Expro to build on its existing well intervention and integrity portfolio, leveraging our expertise to extend the lifespan of our customers’ wells while reducing time and costs.

Highlighting how technology is used to deliver efficiency, it was announced in the first quarter that Expro’s Autonomous Well Intervention System, Galea™, will be recognized at the 2022 Offshore Technology Conference (OTC) in Houston with a Spotlight on New Technology® Award. Galea, the world’s first fully autonomous well intervention system, is designed to maximize production while reducing intervention costs, HSE risks and the carbon footprint of operations.

In the first quarter, Expro also conducted a well integrity surveillance program in Norway, using its Octopoda™ system to deploy a unique set of survey technologies, including a powerful suite of annular monitoring services together with a downhole camera. The survey results enabled the customer to define its late-life production strategy. This is a truly unique service offering which for the first time in our industry enables operators to proactively monitor and manage wellbore annular integrity.

In addition, Expro deployed the latest generation CoilHose™ from a light well intervention vessel to provide nitrogen lift services for a customer in Norway. This advanced hose design not only enables open water subsea intervention at higher pressures and greater depths, but also increases the operating envelope for conventional operations, significantly increasing the applicability of this exciting technology.

During the first quarter, the Company also continued to expand its Centri-Fi™ system, implementing its first run with an operator in the Gulf of Mexico. The customer provided positive feedback on the safety and efficiency of the system, while racking back stands of tubulars. Expro’s Centri-Fi system represents another step forward in reducing the risk of injuries on the rig floor while optimizing operations by enabling the remote consolidated control of tubular running equipment.

Finally, Expro delivered downhole fluid capture services for a customer during the first quarter using its recently developed non-reactive sampling system. This unique technology provides an inert environment from sample capture through final analysis, while delivering the most accurate assessment of the hydrocarbons under investigation with no absorption of trace elements. This is critical to ensure the design of production facilities and pipelines are optimized for the produced fluids.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2022 to the results for the fourth quarter of 2021.

North and Latin America (NLA)

NLA revenue totaled $104 million for the three months ended March 31, 2022, an increase of $4 million, or 3%, compared to $100 million for the three months ended December 31, 2021. The increase was primarily driven by well construction services in the U.S. and Mexico as a result of higher customer activity and equipment sales, partially offset by lower subsea well access and well flow management revenues in the U.S. due to lower activity and subsea equipment sales in the previous quarter that did not recur during the current quarter.

NLA Segment EBITDA was $22 million, or 21% of segment revenue, during the three months ended March 31, 2022, compared to $21 million, or 21% of segment revenue, during the three months ended December 31, 2021. The increase of $1 million was attributable to higher well construction activity.

Europe and Sub Sahara Africa (ESSA)

ESSA revenue totaled $82 million for the three months ended March 31, 2022 compared to $94 million for the prior quarter, a decrease of $12 million. The sequential decrease of 13% was primarily driven by lower well flow management and well construction services revenue in United Kingdom, Azerbaijan and Angola due to a combination of lower customer activity levels and project delays during the current quarter, as well as non-recurring equipment sales in Norway that occurred in the prior quarter.

ESSA Segment EBITDA during the three months ended March 31, 2022 was $12 million, or 14% of segment revenue, compared to $20 million, or 21% of segment revenue, in the prior quarter. The decrease of $8 million was primarily attributable to lower activity levels and a less favorable activity mix during the current quarter.

Middle East and North Africa (MENA)

MENA revenue totaled $51 million for the three months ended March 31, 2022 compared to $49 million for the three months ended December 31, 2021. The sequential increase in revenue of $2 million, or 3%, was driven by well flow management equipment sales in the United Arab Emirates and Saudi Arabia in the first quarter.

MENA Segment EBITDA for the three months ended March 31, 2022 was $15 million compared to $16 million in the prior quarter. Segment EBITDA margin declined to 30% during the current quarter compared to 33% during the previous quarter, primarily due to lower activity on higher margin contracts and a less favorable activity mix.

Asia Pacific (APAC)

APAC revenue for the three months ended March 31, 2022 totaled $44 million compared to $52 million in the prior quarter, a reduction of $8 million. The 15% decrease in revenue was primarily due to a combination of lower customer activity levels, non-recurring equipment sales and the completion of certain projects during the previous quarter in Brunei, Thailand, Malaysia, India and Indonesia. This decrease was partially offset by higher subsea well access revenues in Australia.

APAC Segment EBITDA for the three months ended March 31, 2022 totaled $5 million, or 12% of segment revenue, compared to $12 million, or 24% of segment revenue, in the prior quarter. The reduction was primarily due to a less favorable activity mix and mobilization costs incurred during the first quarter related to a COVID-19-related and other project start-up delays with a subsea project, as well as lower activity on higher margin contracts.

Other Financial Information

On March 10, 2021, Frank’s International N.V. (“Frank’s”) and New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Frank’s (“Merger Sub”), entered into an Agreement and Plan of Merger with Expro Group Holdings International Limited (“Legacy Expro”), an exempted company limited by shares incorporated under the laws of the Cayman Islands, providing for the merger of Legacy Expro with and into Merger Sub in an all-stock transaction, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Frank’s (the “Merger”). The Merger closed on October 1, 2021, and Frank's was renamed to Expro Group Holdings N.V.

The Company’s capital expenditures totaled $11 million in the first quarter of 2022. Expro plans for capital expenditures in the range of approximately $80 million to $90 million for the remainder of 2022. In addition, during the quarter the Company completed a technology acquisition to bolster its well intervention and integrity product offering for total consideration of approximately $11 million.

As of March 31, 2022, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $218 million. The Company had no outstanding debt as of March 31, 2022 and has no outstanding debt today. The Company’s total liquidity as of March 31, 2022 was $348 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s revolving credit facility (the “New facility”) entered into in connection with the Merger.

Expro’s provision for income taxes for the first quarter of 2022 was $5 million compared to $8 million in the prior quarter. The change in income taxes was primarily due to changes in taxable profits in certain jurisdictions.

In the context of recent geopolitical events, we note we have minimal activity in Russia and Ukraine. Such countries accounted for less than 1% of our revenue in 2021.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss first quarter 2022 results on Thursday, May 5, 2022, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (844) 200-6205

International: +1 (929) 526-1599

Access ID: 482756

To listen via live webcast, please visit the Investor section of www.expro.com.

The first quarter 2022 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately 3 hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (929) 458-6194 or +44 (204) 525-0658

Access ID: 324599

Start Date: May 5, 2022, 1:00 p.m. CT

End Date: May 12, 2022, 11:00 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company believes to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has more than 7,200 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Investors contact:

Karen David-Green - Chief Communications, Stakeholder & Sustainability Officer

InvestorRelations@expro.com

+1 281 994 1056

Media contact:

Hannah Rumbles - Global Marketing and Communications Manager

MediaRelations@expro.com

+44 1224 796729

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the Merger,  the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net loss adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other income, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding indirect support costs included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net loss before merger and integration expense, severance and other expense, New facility expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net loss per diluted share before merger and integration expense, severance and other expense, New facility expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Total revenue	$280,477	$295,669	$156,295
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(239,530)	(252,373)	(137,068)
General and administrative expense, excluding depreciation and amortization expense	(11,510)	(54,944)	(6,641)
Depreciation and amortization expense	(35,012)	(44,111)	(27,759)
Merger and integration expense	(4,725)	(28,450)	(4,823)
Gain on disposal of assets	-	1,000	-
Severance and other expense	(1,494)	(1,729)	(555)
Total operating cost and expenses	(292,271)	(380,607)	(176,846)
Operating loss	(11,794)	(84,938)	(20,551)
Other income, net	996	2,681	239
Interest and finance income (expense), net	13	(6,242)	(1,627)
Loss before taxes and equity in income of joint ventures	(10,785)	(88,499)	(21,939)
Equity in income of joint ventures	4,202	5,239	4,092
Loss before income taxes	(6,583)	(83,260)	(17,847)
Income tax expense	(4,549)	(7,944)	(2,545)
Net loss	$(11,132)	$(91,204)	$(20,392)

Loss per common share:
Basic and diluted	$(0.10)	$(0.84)	$(0.29)
Weighted average common shares outstanding:
Basic and diluted	109,266,988	109,119,301	70,889,753

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$214,392	$235,390
Restricted cash	4,024	4,457
Accounts receivable, net	318,500	319,286
Inventories	133,657	125,116
Assets held for sale	211	6,386
Income tax receivables	23,271	20,561
Other current assets	55,871	52,938
Total current assets	749,926	764,134

Property, plant and equipment, net	464,482	478,580
Investments in joint ventures	61,806	57,604
Intangible assets, net	255,024	253,053
Goodwill	179,903	179,903
Operating lease right-of-use assets	81,328	83,372
Non-current accounts receivable, net	11,211	11,531
Other non-current assets	18,254	26,461
Total assets	$1,821,934	$1,854,638

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$202,024	$213,152
Income tax liabilities	23,240	22,999
Finance lease liabilities	1,101	1,147
Operating lease liabilities	19,614	19,695
Other current liabilities	63,358	74,213
Total current liabilities	309,337	331,206

Deferred tax liabilities, net	29,298	31,744
Post-retirement benefits	26,729	29,120
Non-current finance lease liabilities	15,452	15,772
Non-current operating lease liabilities	70,662	73,688
Other non-current liabilities	79,164	75,537
Total liabilities	530,642	557,067

Total stockholders’ equity	1,291,292	1,297,571
Total liabilities and stockholders’ equity	$1,821,934	$1,854,638

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(11,132)	$(20,392)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	35,012	27,759
Equity in income of joint ventures	(4,202)	(4,092)
Stock-based compensation expense	6,018	-
Changes in fair value of investments	1,502	-
Elimination of unrealized profit on sales to joint ventures	-	5
Deferred taxes	(2,448)	(656)
Unrealized foreign exchange	(2,503)	1,255
Changes in assets and liabilities:
Accounts receivable, net	2,163	(3,679)
Inventories	(6,232)	(2,766)
Other assets	(3,492)	1,410
Accounts payable and accrued liabilities	(13,194)	4,288
Other liabilities	(11,501)	6,324
Income taxes, net	(719)	1,794
Other	(3,434)	(1,609)
Net cash (used in) provided by operating activities	(14,162)	9,641

Cash flows from investing activities:
Capital expenditures	(10,577)	(19,168)
Acquisition of technology	(7,973)	-
Proceeds from disposal of assets	6,422	-
Proceeds from sale of investments	7,120	-
Net cash used in investing activities	(5,008)	(19,168)

Cash flows from financing activities:
Cash pledged for collateral deposits	(61)	(287)
Payments of loan issuance and other transaction costs	(95)	(175)
Payment of withholding taxes on stock-based compensation plans	(1,104)	-
Repayment of financed insurance premium	(980)	-
Repayments of finance leases	(154)	(340)
Net cash used in financing activities	(2,394)	(802)

Effect of exchange rate changes on cash and cash equivalents	133	(272)
Net decrease to cash and cash equivalents and restricted cash	(21,431)	(10,601)
Cash and cash equivalents and restricted cash at beginning of period	239,847	120,709
Cash and cash equivalents and restricted cash at end of period	$218,416	$110,108

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$7,716	$1,408
Cash paid for interest, net	903	981
Change in accounts payable and accrued expenses related to capital expenditures	5,583	1,650

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended
	March 31,		December 31,		March 31,
	2022		2021		2021
NLA	$103,861	37%	$100,394	34%	$30,363	19%
ESSA	82,071	29%	94,322	32%	53,630	34%
MENA	50,715	18%	49,464	17%	41,155	26%
APAC	43,830	16%	51,489	17%	31,147	20%
Total	$280,477	100%	$295,669	100%	$156,295	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended
	March 31,		December 31,		March 31,
	2022		2021		2021
NLA	$21,827	21%	$21,162	21%	$2,428	8%
ESSA	11,874	14%	19,859	21%	5,366	10%
MENA	15,465	30%	16,076	33%	15,058	37%
APAC	5,438	12%	12,206	24%	5,166	17%
	54,604		69,303		28,018
Corporate costs (4)	(21,965)		(23,985)		(14,684)
Equity in income of joint ventures	4,202		5,239		4,092
Adjusted EBITDA	$36,841	13%	$50,557	17%	$17,426	11%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities and corporate costs and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,		March 31,
	2022		2021		2021
Well construction	$111,435	40%	$112,126	38%	$-	0%
Well management (1)	169,042	60%	183,543	62%	156,295	100%
Total	$280,477	100%	$295,669	100%	$156,295	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1)(5) and Contribution Margin(2):

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Total revenue	$280,477	$295,669	$156,295

Cost of revenue, excluding depreciation and amortization expense	(239,530)	(252,373)	(137,068)
Indirect costs (included in cost of revenue)	60,566	62,296	36,006
Stock-based compensation expense	1,840	12,354	-
Direct costs (excluding depreciation and amortization expense) (3)	(177,124)	(177,723)	(101,062)
Contribution	$103,353	$117,946	$55,233

Contribution margin	37%	40%	35%

Support Costs(4)(5):

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Cost of revenue, excluding depreciation and amortization expense	$239,530	$252,373	$137,068
Direct costs (excluding depreciation and amortization expense)	(177,124)	(177,723)	(101,062)
Stock-based compensation expense	(1,840)	(12,354)	-
Indirect costs (included in cost of revenue)	60,566	62,296	36,006
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	10,189	10,095	5,843
Total support costs	$70,755	$72,391	$41,849

Total support costs as a percentage of revenue	25%	24%	27%

(1)	Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization, and indirect support costs included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, and General and administrative expenses representing costs of running our corporate head office and other central functions including, logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Comparative information for Direct costs, Support costs and Contribution has been restated to align legacy Frank’s direct and geography based support costs with Expro’s definition.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Total revenue	$280,477	$295,669	$156,295

Net loss	$(11,132)	$(91,204)	$(20,392)

Income tax expense	4,549	7,944	2,545
Depreciation and amortization expense	35,012	44,111	27,759
Merger and integration expense	4,725	28,450	4,823
Severance and other expense	1,494	1,729	555
Gain on disposal of assets	-	(1,000)	-
Other income, net	(996)	(2,681)	(239)
Stock-based compensation expense	6,018	54,162	-
Foreign exchange (gains) losses	(2,816)	2,804	748
Interest and finance (income) expense, net	(13)	6,242	1,627
Adjusted EBITDA	$36,841	$50,557	$17,426

Adjusted EBITDA margin	13%	17%	11%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Net cash (used in) provided by operating activities	$(14,162)	$15,690	$9,641
Cash paid during the period for interest, net	903	1,176	981
Cash paid during the period for merger and integration expense	11,632	22,390	4,524
Cash paid during the period for severance and other expense	207	1,836	492
Adjusted Cash Flow from Operations	$(1,420)	$41,092	$15,638

Adjusted EBITDA	$36,841	$50,557	$17,426

Cash conversion (1)	(4)%	81%	90%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Net loss	$(11,132)	$(91,204)	$(20,392)
Adjustments:
Merger and integration expense	4,725	28,450	4,823
Severance and other expense	1,494	1,729	555
New facility expense	-	4,603	-
Stock-based compensation expense	6,018	54,162	-
Gain on disposal of assets	-	(1,000)	-
Total adjustments, before taxes	12,237	87,944	5,378
Tax benefit	(324)	(441)	(5)
Total adjustments, net of taxes	11,913	87,503	5,373
Adjusted net income (loss)	$781	$(3,701)	$(15,019)

As reported diluted weighted average common shares outstanding	109,266,988	109,119,301	70,889,753

As reported net loss per diluted share	$(0.10)	$(0.84)	$(0.29)
Adjusted net income (loss) per diluted share	$0.01	$(0.03)	$(0.21)